Exhibit 16.1

CPAs & CONSULTANTS WEALTH ADVISORS GOLDSTEIN SCHECHTER KOCH

Anthony De Meo, Partner

July 15, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 15, 2015, to be filed by our former client, the Federated National Holding Company. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

office: 954.351.9800 fax: 305.444.088 2400 E. Commercial Blvd. Suite 517 Fort Lauderdale, FL 33308

CORAL GABLES HOLLYWOOD FORT LAUDERDALE BOCA RATON	gskadvisors.com